Exhibit 99.2 Shareholder Letter Q2 2018 July 2018 31, Zendesk Shareholder Letter Q2 2018 - 1

In the second quarter, we reached a major Introduction milestone in our strategic priority to mature our We finished the first half of 2018 ahead of our omnichannel offering, with the worldwide launch expectations, both in our financial results and in of The Zendesk Suite, our new omnichannel our progress across our key priorities for the year. bundle. Adoption of the Suite has quickly Revenue growth for both the first half of the year exceeded our initial plans, and we believe has put and the second quarter was 39% and accelerated us in an even stronger position competitively with year over year. This growth was driven by both small and midsized businesses that, since our Mikkel Svane new customers adopting our products and founding, have been a core part of our business. CEO existing customers expanding their use of them. We also announced Zendesk Connect, which Our land-and-expand strategy drove dollar-based enables proactive customer engagement. This, net expansion rates of 120% and 119% in the first we believe, is the future of customer experience. and second quarters of 2018, respectively. Our revenue growth was strong across regions and across both large enterprise customers and small and midsized customers. $141.9M The strong start to the year reflects the global, Q2 2018 Revenue broad appeal of our products as organizations of all sizes seek to transform their businesses to Elena Gomez focus on customer experiences. The rapid pace 39% CFO of change in customer expectations and behavior Q2 Y/Y Revenue Growth is requiring companies to focus on innovation within their customer interactions. Our customer service and engagement platform helps them be Note: All results and guidance in this letter are based on the new revenue recognition standard ASC 606. the company their customers want them to be by delivering the best customer experiences. Marc Cabi Strategy & IR Zendesk Shareholder Letter Q2 2018 - 2

Through the quarter, we continued our momentum upmarket. The percentage of our Support MRR from customers with 100 or more Support agents was 38%, up three percentage points compared to a year ago. We continued to expand the enterprise offering of our products by launching features specific to enterprise needs: workflow and collaboration. We also expanded our enterprise sales strategy and improved our sales execution. We see growing opportunity to expand with our larger customers, as well as reach new enterprise customers. In the second quarter, we closed over 60% more deals with an average annual contract value of $50,000 or more compared to a year ago.

We are committed to building for the future as we aim to become a multi-billion dollar revenue company. To that end, we hired our first Chief People Officer, InaMarie Johnson, in June to lead our employee engagement and development for our next stage of growth. Meanwhile, we made our biggest investment in an office outside the U.S. with the opening in July of our new EMEA headquarters in Dublin. Both moves are part of our ongoing focus on employee success and culture as a company with more than 2,300 employees worldwide as of the end of the second quarter.

Second Quarter of 2018
(in thousands, except per share data)

	Three Months Ended June 30,			
GAAP results		**2018**		**2017** *As Adjusted
Revenue	$	141,882	$	102,096
Gross profit		97,722		71,433
Gross margin		68.9%		*70.0%*
Operating loss	$	(33,597)	$	(27,465)
Operating margin		-23.7%		*-26.9%*
Net loss	$	(34,366)	$	(26,267)
Net loss per share, basic and diluted	$	(0.33)	$	(0.26)
Non-GAAP results				
Non-GAAP gross profit	$	102,460	$	75,089
Non-GAAP gross margin		72.2%		*73.5%*
Non-GAAP operating loss	$	(2,019)	$	(3,277)
Non-GAAP operating margin		-1.4%		*-3.2%*
Non-GAAP net income (loss)	$	3,142	$	(2,079)
Non-GAAP net income (loss) per share, basic and diluted	$	0.03	$	(0.02)

***Adjusted to reflect the adoption of ASC 606.**

Zendesk Shareholder Letter Q2 2018 - 3

Omnichannel

Delivering omnichannel solutions to our customers is a key priority in 2018. By unifying communication channels in a single solution, we intend to make it easier for our customers and prospects to adopt multiple Zendesk products more quickly and to create a frictionless service experience for their customers.

The Zendesk Suite

In May, we significantly enhanced our omnichannel offering with the launch of The Zendesk Suite. The Zendesk Suite is our comprehensive omnichannel bundle, bringing together our Support, Guide, Talk, and Chat products so companies can have seamless, integrated conversations with their customers regardless of the communication channel. The Suite elevates our competitive position, particularly among small and midsized businesses, and makes the buying, implementation, and user experience much easier for our customers. It enables them to jumpstart their omnichannel strategy and scale their operations with less cost and complexity.

We believe our omnichannel solution will drive substantial global growth in our business and are encouraged by the early results and feedback. While it's still early, our initial findings show Suite customers purchasing more agent seats and adopting more products than the average Zendesk customer.

Zendesk Connect

To take customer experience to the next level, we introduced Zendesk Connect. We believe it represents the next generation of customer experience by enabling proactive and predictive engagement so companies can get ahead of their customers' needs and questions.

Zendesk Connect helps companies predict customer needs and proactively reach out to them in a personalized manner to solve a problem, help drive customer loyalty and retention, or introduce new products and services that address a customer's needs. Connect leverages customer data and brings together previous customer actions, support history, and user preferences to provide companies with a more cohesive, comprehensive customer context. This aggregated view helps customer support teams scale customer communications with automated messages tailored to a customer's usage and preferences.

We've seen our early Connect customers use Connect to proactively reach out to their customers in a personalized manner. For example, a home meal delivery company has successfully used Connect to drive a lift in post-cancellation winbacks using personalized email campaigns.

The Zendesk Suite

support guide talk chat

Zendesk Shareholder Letter Q2 2018 - 4

Enterprise Momentum Our enterprise momentum continues with strong revenue growth and a bright outlook. Our growth in enterprise is being driven by a combination of factors. Market demand We’re working for modern software served in the cloud is expanding, and companies are using our our magic products as part of the transformation of their businesses to provide better customer May 2018 Gartner Magic Quadrant experiences. At the same time, we have expanded our offering of products and features for the CRM Customer Engagement Center for larger enterprises and demonstrated their ability to scale for complex use cases while maintaining our ability to be agile, flexible, and easy to implement. In the past year, we launched three enterprise versions of our products: Guide, Chat, and Talk. More recently in June, we introduced new enterprise workflow and collaboration tools to help larger customers deliver better customer experiences at scale. We introduced Side Conversations, which enables customer service agents to collaborate with anyone, internal or external, to resolve customer issues. Additionally, we launched Skills-based Routing and Contextual Workspaces, which automatically direct each request to the right agent and In May, our efforts in enterprise were then update that agent’s view to give the most relevant information based on the nature again recognized by Gartner. For of the request. These enhancements help Zendesk’s larger enterprise customers be more the third year in a row, Gartner Inc. agile and responsive, despite having large, diverse, and geographically distributed teams. named Zendesk a Leader in the Magic Quadrant for the CRM Customer We also recently announced a Zendesk integration with Slack and its new Actions feature. Engagement Center. The integration enables anyone in an organization working in Slack to use Actions to be alerted about new and updated Zendesk tickets, and to create and comment on tickets directly from Slack. Our investments in improving our go-to-market capabilities are also driving considerable Gartner does not endorse any vendor, product or service depicted in its research publications, and does growth. We are focused on hiring sales expertise to pursue new opportunities with not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not larger enterprises. We are delivering a growing number of larger and more complex use be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. cases across existing and new customers. Supporting our efforts to increase success with enterprise customers, we have further expanded our capabilities in both pre-sales technical consulting as well as a broader set of professional services. During the second quarter of 2018, our revenue from professional services continued to grow at a faster rate than overall revenue growth year over year. Zendesk Shareholder Letter Q2 2018 - 5

ZENDESK PRESENTS Our solutions-based approach is driving further multi-product adoption in larger enterprises. We’re encouraging sales teams to sign longer contracts The Future with customers, and using Named Account Executives more often to build of Customer deeper relationships with our largest customers. Finally, our advances into the enterprise have garnered the interest of channel partners and Experience systems integrators (SI). In 2018, we have launched investments to develop relationships with SI and channel partners and will continue to grow that opportunity over the next two years. Future of Customer Experience Events We launched our newest event series during the quarter, called Future of Customer Experience, to provide a more intimate and localized conference for our customers and prospects in our key regions worldwide. The events complement our upmarket and omnichannel goals by allowing us to tie our newest product launches with customer experience trends. We held our largest event so far in the series in May in New York, where we highlighted our Zendesk Suite and Zendesk Connect launches, and continued in London in June with the unveiling of our newest enterprise offerings. Other Future of Customer Experience conferences were held in Mexico City, Dallas, and Chicago. We’ve attracted more than 2,400 attendees so far, with events coming next to Sao Paulo, Singapore, and Melbourne in August and to Tokyo in October. Zendesk Shareholder Letter Q2 2018 - 6

Timeline % of Support MRR from Paid Customer Accounts with 100+ Support Agents Employee Count Timeline not to scale. Zendesk Shareholder Letter Q2 2018 - 7

Zendesk
Dublin









Scaling for the Future

Leadership

We are scaling our company for the future by investing in our people, product infrastructure, and processes. Hiring, developing, and retaining talented employees is critical to our growth, and we sought a leader for our first Chief People Officer who has deep experience helping large companies scale. InaMarie is a strategic and visionary leader with a 24-year track record in growing large global teams. Most recently she was Senior Vice President and Chief Human Resources Officer at Plantronics, and held earlier leadership roles at UTi Worldwide and Honeywell. InaMarie will oversee Zendesk's human resources, talent acquisition, and workplace experience functions.

EMEA Headquarters

In July, we made our biggest investment in an office outside the U.S. with the opening of our new EMEA headquarters in Dublin. Since establishing a presence in Dublin in 2012, Zendesk has quickly become one of the fastest growing technology companies in that region. The Dublin office is a regional hub for product development and plays a central role in Zendesk's global business strategy. In addition to sales and operational functions, the Dublin team spearheads Zendesk Talk and mobile products. Zendesk is a global company with 15 offices around the world.

Data Center Transitions

Finally, we are progressing with our transition from co-located data centers to cloud infrastructure. We're now at the stage where we've started moving some of our largest customers. We anticipate completing the full transition by the end of this year. Our investments in cloud services-based infrastructure ensure Zendesk maintains flexibility and agility as it scales to meet the requirements of our largest customers.



InaMarie Johnson
Chief People Officer

Zendesk Shareholder Letter Q2 2018 - 8

Customers Among the customers to join or expand with us recently are: AfterPay- An Australian-based retail payments company that facilitates commerce between retail merchants and their end-customers Bread of Life* - A Houston-based non-profit that provides assistance to thousands of citizens affected by Hurricane Harvey Casio - A leading manufacturer of consumer electronics products and business equipment solutions Groupe UP - Provides vouchers, cards, web platforms, and mobile applications focusing on employee benefits and public and social program management Hahn Air Lines GmbH - A German airline and a leading provider of distribution services for air, rail, and shuttle partners Henry Schein - A Fortune 500 provider of healthcare products and services to office-based dental, animal health, and medical practitioners Hungerstation - One of the largest online food delivery platforms in Saudi Arabia and Bahrain IDEX - A publicly-traded company engaged in the development, design, and manufacture of fluidics systems and specially engineered products Millicom International Cellular SA / tigo - An international telecommunications and media company serving over 50 million customers across Latin America and Africa Netflix - A top internet entertainment service that provides subscribers access to TV series, documentaries, and feature films across a wide variety of genres and languages Southern Phone Company - One of Australia’s leading providers of mobile phone, home phone, and broadband services Yandex Taxi - A major taxi booking service in Moscow and other cities across Russia and other countries. Zomato - A restaurant search and discovery app that provides information on one million restaurants across 23 countries *Bread of Life is a Zendesk sponsored account Zendesk Shareholder Letter Q2 2018 - 9

Operating Metrics % of total quarter-ending Support MRR from paid customer accounts with 100+ Support agents A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support MRR generated by customers with 100 or more Support agents. That percentage was 38% at the end of the second quarter of 2018, up three percentage Q2 2018 points compared to 35% at the end of the second 100+ Agents quarter of 2017 and flat compared to the first quarter of 2018. 38% As a proxy of our success with upmarket opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the second quarter of 2018, the number of these contracts we closed was more than 60% greater than in the second quarter Dollar-based net expansion rate of 2017. Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, was 119% at the end of the second quarter, compared to 120% at the end of the first quarter of 2018. Our dollar-based net expansion rate was 116% at the end of the second quarter of 2017. Consistent with expectations in prior quarters, we believe a healthy dollar-based net expansion rate for Zendesk is 110% - 120%. Zendesk Shareholder Letter Q2 2018 - 10

bread of life INC.

Bread of Life, Inc. is a Houston based non-profit that provides assistance to thousands of citizens affected by Hurricane Harvey in 2017. In the aftermath of the hurricane, Bread of Life has used Zendesk to steadfastly help thousands of people get the assistance they desperately need. Their agents use Zendesk Support to process the various requests from FEMA and the Red Cross, and to communicate the availability of items that have been donated by organizations around the country. So far, agents have been able to quickly, effectively, and empathically process greater than 4000 requests for 2200 people.

Zendesk renewed its commitment to this organization in 2018. We provided new features and products such as Guide and the web widget along with the expertise on implementing and using them. By implementing a robust self-service offering, Bread of Life has been able to scale, while maintaining outstanding support.



Community and Culture

Corporate social responsibility (CSR) has long been an important part of Zendesk's culture and brand, and we believe it is gaining even more significance to our business. We view CSR as a critical way to build greater empathy among our employees and increase their engagement both with our community and their work. We focus our community volunteering on addressing poverty, bridging the digital divide, and building diverse and inclusive communities. In addition to helping others, we believe that volunteering in our communities can provide employees new perspective and the ability to develop creative solutions for diverse situations and people. At Zendesk, we celebrate diversity and inclusion, and recognize that we serve a global base of diverse customers.

In the second quarter, Zendesk employees invested more than 3,000 hours in community engagement and volunteering through Zendesk programs. In addition to volunteering in our local communities, we also volunteered in communities where we host Future of Customer Experience events. For example, while in Chicago for our event, we volunteered with Year Up, an organization helping young adults gain the necessary skills for employment. Employees offered their expertise to young job seekers to help them on their career path.

As part of the launch of Dublin as our EMEA headquarters, Zendesk launched a new program with Teen-Turn to provide internship opportunities for young women. Teen-Turn provides teen girls the opportunity to gain hands-on technology experience through after-school activities and through two-week summer work placements in technology career environments.

In the month of June, we celebrated Pride month. We continue our tradition of participating in Pride festivities with nearly all of our global offices taking part in local events. Additionally, The Zendesk Neighbor Foundation provided grants to the Gay Men's Chorus in San Francisco, Dublin, and London.

Zendesk Shareholder Letter Q2 2018 - 11

Select Financial Measures
(In millions, except per share data)

	Three Months Ended			Comments
	June 30 2018	March 31 2018	June 30 2017 *As Adjusted	
GAAP results				
Revenue	$ 141.9	$ 129.8	$ 102.1	Strong results across regions and balanced growth between SMB and enterprise drove solid revenue growth of 39%. Introduction of Zendesk Suite was received positively and its initial performance indicates strong demand.
Gross margin	68.9%	69.9%	70.0%	Gross margin for 2018 will continue to be negatively impacted--by approximately 100bps--as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration by year end.
Operating loss	$ (33.6)	$ (33.6)	$ (27.5)	
Operating margin	-23.7%	-25.9%	-26.9%	Improved approximately 220 bps q/q and 320 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset gross margin pressures.
Non-GAAP results				
Non-GAAP gross margin	72.2%	73.2%	73.5%	Gross margin for 2018 will continue to be negatively impacted--by approximately 100bps--as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration by year end. Optimization of cloud infractructure in 2019 is a key priority.
Non-GAAP operating loss	$ (2.0)	$ (3.0)	$ (3.3)	
Non-GAAP operating margin	-1.4%	-2.3%	-3.2%	Improved approximately 90 bps q/q and 180 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset declines in gross margin.

*All numbers reflect ASC 606.
*Quarter-over-quarter comparisons (q/q) are for the three months ended June 30, 2018 compared to the three months ended March 31, 2018.
*Year-over-year comparisons (y/y) are for the three months ended June 30, 2018 compared to the three months ended June 30, 2017.

Zendesk Shareholder Letter Q2 2018 - 12

Select Financial Measures (In millions, except per share data) Three Months Ended June 30 Comments June 30 March 31 2018 2018 2017 *As Adjusted Other financial measures Net cash provided by operating activities $ 23.7 $ 16.2 $ 10.3 Net cash provided by operating activities, less purchases of Free cash flow (non-GAAP) $ 8.7 $ 7.1 $ 4.3 property and equipment and internal-use software development costs. Increased in 2018 largely due to issuance of $575 million in Cash and cash equivalents $ 492.8 $ 609.2 $ 102.8 convertible notes, net of issuance costs. Increased in 2018 driven by purchases of marketable securities, Marketable securities $ 380.3 $ 250.5 $ 206.0 funded primarily by proceeds from convertible notes noted above. Non-GAAP results exclude the following Increased q/q and y/y largely due to higher headcount, higher stock Share-based compensation and related expenses $ 30.2 $ 29.2 $ 22.3 price, and timing of awards. Amortization of purchased intangibles $ 0.7 $ 0.7 $ 1.0 *All numbers reflect ASC 606. *Quarter-over-quarter comparisons (q/q) are for the three months ended June 30, 2018 compared to the three months ended March 31, 2018. *Year-over-year comparisons (y/y) are for the three months ended June 30, 2018 compared to the three months ended June 30, 2017. Zendesk Shareholder Letter Q2 2018 - 13

Guidance We have not reconciled free cash flow guidance to net cash from operating For the quarter ending September 30, 2018, we expect to report: activities for the full year 2018 because we do not provide guidance on the • Revenue in the range of $150.0-152.0 million reconciling items between net cash from operating activities and free cash • GAAP operating income (loss) in the range of $(31.0) - (33.0) million, which flow, as a result of the uncertainty regarding, and the potential variability includes share-based compensation and related expenses of approximate- of, these items. The actual amount of such reconciling items will have a ly $33.7 million, amortization of purchased intangibles of approximately significant impact on our free cash flow and, accordingly, a reconciliation of $0.7 million, and acquisition-related expenses of approximately $0.6 million net cash from operating activities to free cash flow for the full year 2018 is • Non-GAAP operating income (loss) in the range of $2.0 - 4.0 million, which not available without unreasonable effort. excludes share-based compensation and related expenses of approxi- mately $33.7 million, amortization of purchased intangibles of approximate- Zendesk’s estimates of share-based compensation and related expenses, ly $0.7 million, and acquisition-related expenses of approximately $0.6 amortization of purchased intangibles, acquisition-related expenses, million weighted average shares outstanding, and free cash flow in future periods • Approximately 106.4 million weighted average shares outstanding (basic) assume, among other things, the occurrence of no additional acquisitions, • Approximately 113.2 million weighted average shares outstanding (diluted) investments or restructurings, and no further revisions to share-based compensation and related expenses. For the full year 2018, we expect to report: • Revenue in the range of $582.0-586.0 million • GAAP operating income (loss) in the range of $(130.0) - (135.0) million, which includes share-based compensation and related expenses of ap- proximately $129.7 million, amortization of purchased intangibles of approx- imately $2.7 million, and acquisition-related expenses of approximately $2.6 million • Non-GAAP operating income (loss) in the range of $0.0 - 5.0 million, which excludes share-based compensation and related expenses of approxi- mately $129.7 million, amortization of purchased intangibles of approxi- mately $2.7 million, and acquisition-related expenses of approximately $2.6 million • Approximately 105.8 million weighted average shares outstanding (basic) • Approximately 113.3 million weighted average shares outstanding (diluted) • Free cash flow in the range of $28.0 - 30.0 million Zendesk Shareholder Letter Q2 2018 - 14

Three Months Ended Six Months Ended Condensed consolidated June 30, June 30, statements of operations 2018 2017 2018 2017 *As Adjusted *As Adjusted (In thousands, except per Revenue $141,882 $102,096 $271,673 $195,984 share data; unaudited) Cost of revenue 44,160 30,663 83,216 58,770 Gross profit 97,722 71,433 188,457 137,214 Operating expenses: Research and development 37,624 28,698 74,708 55,154 Sales and marketing 69,450 50,412 134,508 96,681 General and administrative 24,245 19,788 46,452 38,105 Total operating expenses 131,319 98,898 255,668 189,940 Operating loss (33,597) (27,465) (67,211) (52,726) Other income (expense), net Interest income 3,826 827 5,344 1,540 Interest expense (6,289) — (7,053) — Other income (expense), net 27 (319) 272 (814) Total other income (expense), net (2,436) 508 (1,437) 726 Loss before benefit from income taxes (36,033) (26,957) (68,648) (52,000) Benefit from income taxes (1,667) (690) (4,957) (652) Net loss $(34,366) $(26,267) $(63,691) $(51,348) Net loss per share, basic and diluted $(0.33) $(0.26) $(0.61) $(0.52) Weighted-average shares used to compute net loss per share, basic and diluted 105,000 99,506 104,350 98,545 *Adjusted to reflect adoption of ASC 606 Zendesk Shareholder Letter Q2 2018 - 15

June 30, December 31, 2018 2017 *As adjusted Condensed consolidated Assets balance sheets Current assets: Cash and cash equivalents $492,752 $109,370 (In thousands, except par Marketable securities 191,503 137,576 value; unaudited) Accounts receivable, net of allowance for doubtful accounts of $2,478 and $1,252 as of June 30, 2018 and December 31, 2017, 69,419 57,096 respectively Deferred costs 19,335 15,771 Prepaid expenses and other current assets 31,170 24,165 Total current assets 804,179 343,978 Marketable securities, noncurrent 188,770 97,447 Property and equipment, net 69,426 59,157 Deferred costs, noncurrent 20,250 15,395 Goodwill and intangible assets, net 65,647 67,034 Other assets 10,813 8,359 Total assets $1,159,085 $591,370 Liabilities and stockholders’ equity Current liabilities: Accounts payable $14,229 $5,307 Accrued liabilities 39,481 21,876 Accrued compensation and related benefits 33,612 29,017 Deferred revenue 206,456 173,147 Total current liabilities 293,778 229,347 Convertible senior notes, net 446,060 — Deferred revenue, noncurrent 1,504 1,213 Other liabilities 12,877 6,626 Total liabilities 754,219 237,186 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 1,056 1,031 Additional paid-in capital 871,343 753,568 Accumulated other comprehensive loss (5,799) (2,372) Accumulated deficit (461,734) (398,043) *Adjusted to reflect adoption of ASC 606 Total stockholders’ equity 404,866 354,184 Total liabilities and stockholders’ equity $1,159,085 $591,370

Three Months Ended June 30, 2018 2017 Condensed consolidated *As adjusted statements of cash flows Cash flows from operating activities (In thousands; unaudited) Net loss $(34,366) $(26,267) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 8,798 8,209 Share-based compensation 28,148 20,945 Amortization of deferred costs 5,020 3,419 Amortization of debt discount and issuance costs 5,930 - Other 2,048 (338) Changes in operating assets and liabilities: Accounts receivable (17,587) (2,303) Prepaid expenses and other current assets (4,061) (2,473) Deferred costs (10,536) (5,507) Other assets and liabilities 2,716 (3,072) Accounts payable 9,214 1,851 Accrued liabilities 590 1,664 Accrued compensation and related benefits 5,091 3,990 Deferred revenue 22,691 10,177 Net cash provided by operating activities 23,696 10,295 Cash flows from investing activities Purchases of property and equipment (13,228) (4,485) Internal-use software development costs (1,817) (1,463) Purchases of marketable securities (170,690) (41,567) Proceeds from maturities of marketable securities 39,317 30,032 Proceeds from sales of marketable securities 1,866 12,141 Cash paid for the acquisition of Outbound, net of cash acquired — (16,470) Net cash used in investing activities (144,552) (21,812) Cash flows from financing activities Issuance costs related to convertible senior notes (570) - Proceeds from exercises of employee stock options 3,554 3,486 Proceeds from employee stock purchase plan 4,853 3,295 Other (3,128) (1,609) Net cash provided by financing activities 4,709 5,172 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1) 81 Net decrease in cash, cash equivalents and restricted cash (116,148) (6,264) Cash, cash equivalents and restricted cash at the beginning of period 610,545 110,776 Cash, cash equivalents and restricted cash at the end of period $494,397 $104,512 *Adjusted to reflect adoption of ASC 606 and ASU 2016-18 Zendesk Shareholder Letter Q2 2018 - 17

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2018	2017 *As adjusted	2018	2017 *As Adjusted
Reconciliation of gross profit and gross margin				
GAAP gross profit	$97,722	$71,433	$188,457	$137,214
Plus: Share-based compensation	3,474	2,156	6,572	4,260
Plus: Employer tax related to employee stock transactions	296	133	556	302
Plus: Amortization of purchased intangibles	612	919	1,224	1,749
Plus: Amortization of share-based compensation capitalized in internal-use software	356	448	718	878
Non-GAAP gross profit	$102,460	$75,089	$197,527	$144,403
GAAP gross margin	69%	70%	69%	70%
Non-GAAP adjustments	3%	4%	4%	4%
Non-GAAP gross margin	72%	74%	73%	74%
Reconciliation of operating expenses				
GAAP research and development	$37,624	$28,698	$74,708	$55,154
Less: Share-based compensation	(9,529)	(7,584)	(19,758)	(14,498)
Less: Employer tax related to employee stock transactions	(642)	(356)	(1,385)	(904)
Less: Acquisition-related expenses	(404)	(175)	(787)	(175)
Non-GAAP research and development	$27,049	$20,583	$52,778	$39,577
GAAP research and development as percentage of revenue	27%	28%	27%	28%
Non-GAAP research and development as percentage of revenue	19%	20%	19%	20%
GAAP sales and marketing	$69,450	$50,412	$134,508	$96,681
Less: Share-based compensation	(9,178)	(5,884)	(17,186)	(11,408)
Less: Employer tax related to employee stock transactions	(500)	(247)	(1,074)	(614)
Less: Amortization of purchased intangibles	(57)	(123)	(167)	(225)
Less: Acquisition-related expenses	(281)	(187)	(563)	(187)
Non-GAAP sales and marketing	$59,434	$43,971	$115,518	$84,247
GAAP sales and marketing as percentage of revenue	49%	49%	50%	49%
Non-GAAP sales and marketing as percentage of revenue	42%	43%	43%	43%

*Adjusted to reflect adoption of ASC 606 and ASU 2016-18

Zendesk Shareholder Letter Q2 2018 - 18

(continued...)

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2018	2017 *As adjusted	2018	2017 *As Adjusted
GAAP general and administrative	$24,245	$19,788	$46,452	$38,105
Less: Share-based compensation	(5,967)	(5,321)	(11,619)	(9,883)
Less: Employer tax related to employee stock transactions	(282)	(133)	(589)	(403)
Less: Acquisition-related expenses	—	(522)	—	(522)
Non-GAAP general and administrative	$17,996	$13,812	$34,244	$27,297
GAAP general and administrative as percentage of revenue	17%	19%	17%	19%
Non-GAAP general and administrative as percentage of revenue	13%	14%	13%	14%
Reconciliation of operating loss and operating margin				
GAAP operating loss	$(33,597)	$(27,465)	$(67,211)	$(52,726)
Plus: Share-based compensation	28,148	20,945	55,135	40,049
Plus: Employer tax related to employee stock transactions	1,720	869	3,604	2,223
Plus: Amortization of purchased intangibles	669	1,042	1,391	1,974
Plus: Acquisition-related expenses	685	884	1,350	884
Plus: Amortization of share-based compensation capitalized in internal-use software	356	448	718	878
Non-GAAP operating loss	$(2,019)	$(3,277)	$(5,013)	$(6,718)
GAAP operating margin	(24)%	(27)%	(25)%	(27)%
Non-GAAP adjustments	23%	24%	23%	24%
Non-GAAP operating margin	(1)%	(3)%	(2)%	(3)%
Reconciliation of net income (loss)				
GAAP net loss	$(34,366)	$(26,267)	$(63,691)	$(51,348)
Plus: Share-based compensation	28,148	20,945	55,135	40,049
Plus: Employer tax related to employee stock transactions	1,720	869	3,604	2,223
Plus: Amortization of purchased intangibles	669	1,042	1,391	1,974
Plus: Acquisition-related expenses	685	884	1,350	884
Plus: Amortization of share-based compensation capitalized in internal-use software	356	448	718	878
Plus: Amortization of debt discount and issuance costs	5,930	—	6,650	—
Non-GAAP net income (loss)	$3,142	$(2,079)	$5,157	$(5,340)

*Adjusted to reflect adoption of ASC 606

Zendesk Shareholder Letter Q2 2018 - 19

(continued...) Three Months Ended Six Months Ended June 30, June 30, 2018 2017 2018 2017 Non-GAAP results *As Adjusted *As Adjusted (In thousands, except per Reconciliation of net income (loss) per share, basic share data) GAAP net loss per share, basic $(0.33) $(0.26) $(0.61) $(0.52) Non-GAAP adjustments to net loss 0.36 0.24 0.66 0.47 The following table shows Non-GAAP net income (loss) per share, basic $0.03 $(0.02) $0.05 $(0.05) Zendesk’s GAAP results reconciled to non-GAAP Reconciliation of net income (loss) per share, diluted results included GAAP net loss per share, diluted $(0.33) $(0.26) $(0.61) $(0.52) in this letter. Non-GAAP adjustments to net loss 0.36 0.24 0.66 0.47 Non-GAAP net income (loss) per share, diluted $0.03 $(0.02) $0.05 $(0.05) Weighted-average shares used in GAAP per share calculation, 105,000 99,506 104,350 98,545 basic and diluted Weighted-average shares used in non-GAAP per share calculation Basic 105,000 99,506 104,350 98,545 Diluted 111,725 99,506 110,300 98,545 Computation of free cash flow Net cash provided by operating activities $23,696 $10,295 $39,938 $17,577 Less: purchases of property and equipment (13,228) (4,485) (20,036) (9,276) Less: internal-use software development costs (1,817) (1,463) (4,161) (3,315) Free cash flow $8,651 $4,347 $15,741 $4,986 *Adjusted to reflect adoption of ASC 606 Zendesk Shareholder Letter Q2 2018 - 20

About Zendesk

The best customer experiences are built with Zendesk. Zendesk's powerful and flexible customer service and engagement platform scales to meet the needs of any business, from startups and small businesses to growth companies and enterprises. Zendesk serves businesses across a multitude of industries, with more than 125,000 paid customer accounts offering service and support in more than 30 languages. Headquartered in San Francisco, Zendesk operates worldwide with 15 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.

Forward-Looking Statements

This Shareholder Letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress towards its long-term financial objectives. The words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk's ability to effectively expand its sales capabilities, (iv) Zendesk's ability to effectively market and sell its products to larger enterprises, (v) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the market in which Zendesk operates is intensely competitive, and Zendesk may not compete effectively; (vii) the development of the market for software as a service business software applications; (viii) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (ix) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (x) Zendesk's ability to effectively manage its growth and organizational change; (xi) breaches in Zendesk's security measures or unauthorized access to its customers' data; (xii) service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xiii) real or perceived errors, failures, or bugs in its products; and (xiv) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, and free cash flow.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk Shareholder Letter Q2 2018 - 21

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2018 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2018 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue and amortization of purchased intangibles related to developed technology. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.

Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the first quarter of 2018 excludes $3.7 million in share-based compensation and related expenses (including $0.4 million of amortization of share-based compensation capitalized in internal-use software and $0.3 million of employer tax related to employee stock transactions), and $0.6 million of amortization of purchased intangibles. Non-GAAP operating loss and non-GAAP operating margin for the first quarter of 2018 exclude $29.2 million in share-based compensation and related expenses (including $1.9 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $0.7 million of acquisition-related expenses, and $0.7 million of amortization of purchased intangibles. Free cash flow for the first quarter of 2018 includes cash used for purchases of property and equipment of $6.8 million and internal-use software development costs of $2.3 million.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription, which provides access to multiple products through a single paid customer account, Zendesk Suite. All of the Suite paid customer accounts are included in the number of accounts on all of Zendesk's other products and are not included in the number of paid customer accounts using Support or Chat. Other than usage of Zendesk's products through its omnichannel subscription offering, the use of Support, Chat, and Zendesk's other products requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account.

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the

Zendesk Shareholder Letter Q2 2018 - 22

next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts on Support or Chat as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 107,800 customers, as compared to the approximately 130,300 total paid customer accounts as of June 30, 2018.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its analytics product or its Connect product into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Customer Metrics

	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Paid customer accounts on Zendesk Support (approx.)	57,800	61,200	64,100	67,800	70,500
+ Paid customer accounts on Zendesk Chat (approx.)	45,300	46,600	47,000	47,700	47,600
+ Paid customer accounts on other Zendesk products (approx.)	4,300	6,100	7,800	10,000	12,200
= Approximate number of paid customer accounts	107,400	113,900	118,900	125,500	130,300

Geographic Information

Revenue by geography:

	Q2'18
United States	51.5%
EMEA	29.4%
APAC	11.4%
Other	7.7%

Source: Zendesk, Inc.

Contact:

Investor Contact

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact

Analisa Schelle, +1 510-292-5410

press@zendesk.com

Zendesk Shareholder Letter Q2 2018 - 23